Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

May 1, 2006

American Community Bancshares, Inc. Declares 2nd Quarter Dividend of $0.05 per Share

Charlotte, North Carolina, –American Community Bancshares, Inc. (stock NASDAQ Capital Market: ACBA) announced the Board of Directors has approved a quarterly cash dividend for the second quarter 2006 of $0.05 per share. The dividend will be payable on June 1st, 2006 to shareholders of record on May 24th, 2006. Randy P. Helton, CEO stated: “We were extremely pleased to announce first quarter 2006 earnings of $1,307,000, a 25% increase over 2005 first quarter earnings of $1,048,000. We continue to be pleased with the results of operations and are glad to be able to reward our shareholders.”

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with nine North Carolina offices located in the fast growing Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ Capital Market under the symbol “ACBA”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.